UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017 (June 30, 2017)

AAC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36643	35-2496142
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Powell Place Brentwood, Tennessee		37027
(Address of Principal Executive Offices)		(Zip Code)

(615) 732-1231

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2017, AAC Holdings, Inc. (the “Company”) entered into that certain Credit Agreement (the “2017 Credit Facility”) with Credit Suisse AG, as administrative agent and collateral agent and the Lenders party thereto. The 2017 Credit Facility makes available to the Company a $40.0 million revolving line of credit (the “Revolving Loans”) and a term loan in an aggregate principal amount of $210.0 million (“Term Loan” and, together with the Revolving Loans, the “Loans”). The 2017 Credit Facility also provides for standby letters of credit in an aggregate undrawn amount not to exceed $7.0 million.

The Term Loan will mature on June 30, 2023 and will require scheduled quarterly principal repayments in an amount equal to 2.5% in the first and second years of the term and 5.0% thereafter. The Term Loan was fully drawn on June 30, 2017. The Revolving Loans will mature on June 30, 2022. $14.5 million of the Revolving Loans were funded on June 30, 2017. No amortization will be required with respect to the Revolving Loans.

The 2017 Credit Facility also includes an incremental facility providing for the Company to incur Additional Term Loans in an aggregate principal amount of up to $25.0 million (plus such additional amounts, so long as, after giving pro forma effect to the incurrence of such additional borrowings, the Company’s Senior Secured Leverage Ratio (as defined in the 2017 Credit Facility) would be less than 3.90:1.00) and/or Additional Revolving Commitments in an aggregate principal amount of up to $15.0 million, each subject to the satisfaction of certain conditions contained in the 2017 Credit Facility, including obtaining additional commitments from existing or additional lenders. The Lenders under the 2017 Credit Facility are not under any obligation to provide any such additional term loan facilities or revolving credit commitments.

Borrowings under the 2017 Credit Facility are guaranteed by the Company’s wholly owned subsidiary, American Addiction Centers, Inc., and certain of its other subsidiaries pursuant to that certain Guarantee and Collateral Agreement, dated as of June 30, 2017, by and among the Company, each of the subsidiary guarantors party thereto and Credit Suisse AG, as collateral agent (the “Guarantee and Collateral Agreement”). The obligations are secured by a lien on substantially all of the Company’s and each subsidiary guarantor’s assets.

Borrowings under the 2017 Credit Facility bear interest at a rate tied to the Alternative Base Rate or the Adjusted LIBO Rate (at the Company’s option, and both as defined in the 2017 Credit Facility). ABR Loans (as defined in the 2017 Credit Facility) made as Revolving Loans bear interest at a rate per annum equal to the Alternative Base Rate plus 5.0% per annum. ABR Loans made as Term Loans bear at the Alternate Base Rate plus interest plus 5.75% per annum. Eurodollar Loans (as defined in the 2017 Credit Facility) made as Revolving Loans bear interest at the applicable Adjusted LIBO Rate plus 6.0%. Eurodollar Loans made as Term Loans bear interest at the applicable Adjusted LIBO Rate plus 6.75% (with a 1.0% floor). In addition, under the 2017 Credit Facility, the Company will pay a commitment fee for the undrawn portion of the revolving credit facility of 0.5% per annum, payable on a quarterly basis. The proceeds of the Term Loan were or will be used by the Company to (i) prepay all existing indebtedness outstanding under the Bank of America Credit Agreement (as defined below), and the Deerfield Facility (as defined below), (ii) to pay transaction costs associated with the foregoing and (iii) for general corporate purposes. The proceeds of the Revolving Loans made at closing will be used (x) to pay the Deerfield Consent Fee (as defined below) in full, (y) to pay transaction costs associated with the foregoing and (z) for general corporate purposes of the Company and its subsidiaries. After the closing, proceeds of the Revolving Loans will be used solely for general corporate purposes.

The Company will be permitted to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans under the 2017 Credit Facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurodollar Loans and if certain repricing transactions are consummated, (i) a yield maintenance premium within one year after the closing as set forth in the 2017 Credit Facility, (ii) a 2.0% premium if paid after the first anniversary of the closing but before the second anniversary of the closing and (iii) a 1.0% premium if paid after the second anniversary of the closing but before the third anniversary of the closing.

In addition, the 2017 Credit Facility will require the Company to prepay outstanding Term Loans, subject to certain exceptions, with:

•	75.0% (which percentage will be reduced to 50.0% if the Company’s Senior Secured Leverage Ratio is not greater than 3.25:1.00 and to 25.0% if the Company’s Senior Secured Leverage Ratio is not greater than 2.75:1.00) of the Company’s annual excess cash flow (as defined by the 2017 Credit Facility);

•	100.0% of the net cash proceeds of certain asset sales or other dispositions of property or certain casualty events, in each case subject to certain exceptions and provided that the Company may reinvest within 365 days in assets to be used in its business or certain other permitted investments;

•	100.0% of the net cash proceeds of the incurrence of debt and issuance of Disqualified Stock (as defined by the 2017 Credit Facility) other than proceeds from debt permitted under the 2017 Credit Facility; and

•	100.0% of the net cash proceeds of equity issuances in the event the Senior Secured Leverage Ratio is greater than 3.00:1.00, calculated on a pro forma basis, at the time of such issuances (or such lesser percentage required for the Senior Secured Leverage Ratio to be equal to or less than 3.00:1.00).

The 2017 Credit Facility requires the Company to not permit its Senior Secured Leverage Ratio to exceed 5.25:1.00, with incremental step downs to 4.75:1.00 on or after March 31, 2019 and 4.25:1.00 on or after March 31, 2020, and places certain restrictions on the ability of the Company and its subsidiaries to, among other things, incur debt and liens; merge, consolidate or liquidate; dispose of assets; enter into hedging arrangements; pay dividends and make other restricted payments; undertake transactions with affiliates; enter into restrictive agreements on dividends and other distributions; make negative pledges; enter into certain sale-leaseback transactions; make certain investments; prepay or modify the terms of certain indebtedness; and modify the terms of certain organizational agreements.

The 2017 Credit Facility contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, certain events of bankruptcy and insolvency, material judgments, certain ERISA events, invalidity of loan documents and certain changes in control.

The foregoing description of the 2017 Credit Facility does not purport to be a complete description of the parties’ rights and obligations under the 2017 Credit Facility. The above description is qualified in its entirety by reference to the complete 2017 Credit Facility, a copy of which is filed herewith as Exhibit 10.1 and to the complete Guarantee and Collateral Agreement, a copy of which is filed herewith as Exhibit 10.2, both of which are incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the effectiveness of the 2017 Credit Facility, effective June 30, 2017, the Company terminated (i) that certain Credit Agreement, dated March 9, 2015, by and among the

Company, certain of the Company’s subsidiaries, Bank of America, N.A. as administrative agent, swingline lender, and L/C issuer, and Suntrust Bank, as syndication agent, Raymond James Bank, N.A. and BMO Harris Bank N.A., as co-documentation agents and other lender parties therein, as amended from time to time (the “Bank of America Credit Agreement”) and (ii) that certain Facility Agreement, dated October 2, 2015 (the “Deerfield Facility”), by and among the Company, Deerfield Private Design Fund III, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P. (collectively, “Deerfield”).

In connection with the termination of the Deerfield Facility, the Company paid a consent fee in the amount of $3.0 million (the “Deerfield Consent Fee”).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information included in Items 1.01 and 1.02 is incorporated herein by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On June 30, 2017, the Company issued a press release announcing the entry into the New Credit Agreement (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated June 30, 2017, by and among AAC Holdings, Inc., Credit Suisse AG, as administrative agent and collateral agent and the Lenders party thereto.

10.2	Guarantee and Collateral Agreement, dated June 30, 2017, by and among AAC Holdings, Inc., the subsidiary guarantors party thereto and Credit Suisse AG, as collateral agent.

99.1	Press Release, dated June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Michael T. Cartwright
Chairman and Chief Executive Officer

Date: June 30, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated June 30, 2017, by and among AAC Holdings, Inc., Credit Suisse AG, as administrative agent and collateral agent and the Lenders party thereto.

10.2	Guarantee and Collateral Agreement, dated June 30, 2017, by and among AAC Holdings, Inc., the subsidiary guarantors party thereto and Credit Suisse AG, as collateral agent.

99.1	Press Release, dated June 30, 2017.